April 30, 1999

Mr. Walter Z. Berger
Chief Financial Officer
Emmis Communications Corporation
One Emmis Plaza, 7th Floor
40 Monument Circle
Indianapolis, Indiana 46204



Dear Mr. Berger:

We are aware that Emmis Broadcasting Corporation has incorporated by reference in its Registration Statement Nos. 33-83890 and 333-14657 its Form 10-Q/A for the quarter ended November 30, 1998, which includes our report dated December 18, 1998 (except with respect to the matter discussed in Note 2 as to which the date is April 30, 1999), covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,



/s/ ARTHUR ANDERSEN LLP
-----------------------
ARTHUR ANDERSEN LLP